Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
John Robertson
Investor Relations, (210) 283-2687

Tara Ford Payne
Media Relations, (210) 283 — 2676

Tesoro Corporation Announces New Company Name
Change Reflects Company’s Focus on Refining and Marketing

SAN ANTONIO, November 8, 2004 — Tesoro Petroleum Corporation (NYSE: TSO) today announced that it has changed its name to Tesoro Corporation, effective immediately.

This name change is symbolic of the company’s completion of its transformation from a diverse, non-integrated petroleum company into a business focused solely on refining and marketing. This transformation began with the divestiture of Tesoro’s exploration and production assets in the late 1990s, and subsequently its Marine Services operations in 2003. Tesoro’s aggressive growth in refining and marketing has been achieved through a series of strategic acquisitions combined with internal financial and operating initiatives targeted to optimize systems and processes.

In announcing the name change, Bruce A. Smith, Tesoro Chairman, President and CEO, said, “Our new name is an important symbol of the new Tesoro — a more dynamic and competitive company, focused on our shareholders, our employees, our customers, and the communities in which we live and work.”

The company also announced that, in conjunction with the name change, its website address is being changed to www.tsocorp.com.

Tesoro Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro’s retail-marketing system includes over 500 branded retail stations, of which more than 200 are company operated under the Tesoro® and Mirastar® brands.

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